  VOTORANTIM CELULOSE E PAPEL S.A.
Listed company
CNPJ/MF Nº 60.643.228/0001-21
NIRE 35.300.022.807

CONVOCATION
TO
ORDINARY AND EXTRAORDINARY
GENERAL MEETINGS OF STOCKHOLDERS

Stockholders of Votorantim Celulose e Papel S.A. are hereby called to an Ordinary and an Extraordinary General Meeting of Stockholders to be held on 20 April 2005, at 10 a.m., local time, at the company’s head office at Alameda Santos 1357, 6th floor, in the city of São Paulo, São Paulo state, Brazil, to decide on the following agenda:

1. In Ordinary General Meeting:

(a) Consideration of the accounts of management, and examination and discussion of, and voting on, the financial statements for the business year ended December 31, 2004;

(b) Allocation of the net profit for the business year ended on December 31, 2004, and distribution of dividends;

(c) Election of the members of the Supervisory Board and the Audit Board, and setting of the global annual remuneration for the management bodies;

(d) Choice of the newspaper of wide circulation to be used for the legally required publications.

2. In Extraordinary General Meeting:

(a) Consideration, under Article 256 of the Corporate Law, of the acquisition of stockholding control of Ripasa S.A. Celulose e Papel;

(b) Consideration of the proposal submitted by the company’s management to alter the company’s bylaws, to modify the competencies, structure and composition of the Audit Board, and establish its functioning on a permanent basis; and

(c) Consideration of the internal self-regulation policy approved by the meeting of the Supervisory Board on November 9, 2001.

Persons holding powers of attorney from stockholders, or other representatives of stockholders, may take part in the General Meeting of Stockholders if they deposit the respective powers of attorney or instruments of representation at the company’s head office on or before a date 3 (three) business days prior to meeting (Clause 27, §4º, of the Company’s Bylaws).

São Paulo, April 5, 2005.

The Supervisory Board